Exhibit 2.15

THIS AGREEMENT is made the 28th day of April, 2008

BETWEEN

(1)	OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organised under the laws of the Russian Federation and whose registered office is 10 Ulitsa 8-Marta, Building 14, 127083 Moscow, Russian Federation (the “Borrower”); and

(2)	VIP FINANCE IRELAND LIMITED, a private limited liability company established under the laws of Ireland and whose registered office is 5 Harbourmaster Place, IFSC, Dublin 1, Ireland (the “Lender”).

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1:

“Acceleration Notice” has the meaning set forth in Clause 15.2 (Rights of Lender upon occurrence of an Event of Default).

“Account” means an account of the Lender with the Bank of New York, Account Number 3716268401.

“Acquisition Facility” means a syndicated or bilateral term loan credit facility entered into by the Borrower with a commercial lender or lenders or multilateral finance agency in connection with financing the acquisition by the Borrower, or a Subsidiary thereof, of, or a merger by the Borrower, or a Subsidiary thereof, with, an entity whose total consolidated assets represent at least 25% of the Borrower’s total consolidated assets prior to such acquisition or merger, in each case as at the end of its most recently completed fiscal quarter, provided that such credit facility shall cease to be an Acquisition Facility if the proceeds thereof are applied towards anything other than in connection with the financing of such acquisition or merger.

“Additional Amounts” has the meaning set forth in Clause 8.1(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“afs indemnity” shall have the meaning in Clause 21.3(a).

“Agency” means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not).

“Arrangement Fee Letter” means the letter from the Lender to the Borrower, dated 28 April 2008, as amended or supplemented from time to time, setting out certain fees and expenses payable by the Borrower in connection with the Loan and the agreed funding source.

“Bankruptcy Law” means for purposes of the Borrower and any Significant Subsidiary organised under the laws of Russia on the date hereof, the Federal Law No. 127-FZ “On Insolvency (Bankruptcy)”, dated 26 October 2002, as may be amended from time to time, and any similar statute, regulation or provision of any other jurisdiction in which the Borrower or such Significant Subsidiary is organised or conducting business.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorised committee thereof.

“Borrower” means the party named as such above and any successor corporation into which the Borrower merges pursuant to Clause 21.4.

“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open for business in New York, Moscow and London.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, including Preferred Stock of such Person, whether now outstanding or issued after the date hereof, including without limitation, all series and classes of such capital stock.

“Capitalised Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalised on the balance sheet of such Person.

“Capitalised Lease Obligations” means the capitalised amount of a Capitalised Lease determined in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by an Approved Jurisdiction or any Agency or instrumentality thereof; provided that the full faith and credit of an Approved Jurisdiction (or similar concept under the laws of the relevant Approved Jurisdiction) is pledged in support thereof;

(2)	current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less of (i) any institution having combined consolidated capital and surplus and undivided profits (or any similar capital concept) of not less than US$500 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution or (ii) any Subsidiary duly organised and operating as a banking institution under the laws of Russia, or any other jurisdiction in which the Borrower or its Subsidiaries conducts telecommunications business, of any banking or financial institution referred to under (i) above;

(3)	current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less with any banking institution duly organised and operating under the laws of Russia, or any other jurisdiction in which the Borrower or its Subsidiaries conducts telecommunications business, having combined capital and surplus and undivided profits (or any similar capital concept) of not less than US$100 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution; provided, however, that the aggregate of such current account balances, deposits, certificates of deposit, promissory notes, acceptances or money market deposits with a maturity of one year or less may not exceed at any one time the aggregate of (x) US$25 million (or the equivalent in another currency) with any single such banking institution and (y) US$50 million (or the equivalent in another currency) with all such banking institutions;

(4)	current account balances with any banking institution duly organised and operating under the laws of Russia, or any other jurisdiction in which the Borrower or its Subsidiaries conducts telecommunications business, having combined capital and surplus and undivided profits (or any similar capital concept) of at least US$10 million (or the equivalent in another currency) but less than US$100 million (or the equivalent in another currency) as determined under GAAP, international accounting standards or the accounting standards of the country in which such institution is incorporated and as set forth in the most recent publicly available financial reports published by such institution; provided, however, that the aggregate of such current account balances may not exceed at any one time (x) US$15 million (or the equivalent in another currency) with any single such banking institution or (y) US$50 million (or the equivalent in another currency) with all such banking institutions; provided, further, that the Borrower shall give (and not withdraw) instructions to any such banking institution with which the Borrower or its Subsidiaries has a current account balance in excess of US$1 million (or the equivalent in another currency) to transfer the balance in excess of such amount to a banking institution meeting the qualifications set forth in clause (2) or (3) of this definition no later than 10 Business Days from the date on which such current account balance exceeds US$1 million (or the equivalent in another currency);

(5)	commercial paper with a maturity of one year or less issued by a corporation (other than an Affiliate of the Borrower) organised under the laws of an Approved Jurisdiction and rated at least “A-1” by S&P or “P-1” by Moody’s;

(6)	repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of an Approved Jurisdiction which obligations mature within one year from the date of acquisition; and

(7)	interests in any money market funds at least 95% of the assets of which consist of Cash Equivalents of the type discussed in clauses (1) through (5).

For the avoidance of doubt, an Investment in an investment fund or trust which invests substantially all of its assets in Investments described above in this definition or which is itself rated at least “AAA” or “A-1” by S&P or “Aaa” or “P-1” by Moody’s constitutes a Cash Equivalent. For the purposes of this definition of “Cash Equivalents,” “Approved Jurisdiction” means the United States of America, Switzerland, Russia, Norway and any member nation of the European Union as constituted on 1 January 2004.

“Change of Law” means any of the enactment or introduction of any new law, the variation, amendment or repeal of an existing or new law, and any ruling on or interpretation or application by a competent authority of any existing or new law which, in each case, occurs after the date hereof and for this purpose the word “law” means all or any of the following whether in existence at the date hereof or introduced hereafter and with which it is obligatory or customary for banks or other financial institutions or, as the case may be, companies in the relevant jurisdiction to comply:

(i)	any statute, treaty, order, decree, instruction, letter, directive, instrument, regulation, ordinance or similar legislative or executive action by any national or international or local government or authority or by any ministry or department thereof and other agencies of state power and administration (including, but not limited to, taxation departments and authorities);

(ii)	any letter, regulation, decree, instruction, request, notice, guideline, directive, statement of policy or practice statement given by, or required of, any central bank or other monetary authority, or by or of any Taxing Authority or fiscal or other authority or agency (whether or not having the force of law); and

the decision or ruling on, the interpretation or application of, or a change in the interpretation or application of, any of the foregoing by any court of law, tribunal, central bank, monetary authority or agency or any Taxing Authority or fiscal or other competent authority or agency.

“Closing Date” means the date referred to in Clause 3 (Availability of the Loan) on which the Loan is made hereunder.

“Commission” means the U.S. Securities and Exchange Commission.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Dispute” has the meaning set forth in Clause 26.6 (Arbitration).

“Environmental Laws” has the meaning set forth in Clause 11.9 (Environmental and Labour Laws).

“Event of Default” has the meaning set forth in Clause 15.1 (Circumstances which constitute Events of Default).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Borrower (including a majority of the disinterested directors, if any) whose determination shall be conclusive if evidenced by a resolution of such Board of Directors.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with this Agreement, “GAAP” means such generally accepted accounting principles as in effect on the date hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” (or any derivative term thereof) means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication),

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, excluding Trade Payables and accrued current liabilities arising in the ordinary course of business;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property, assets or services (including, without limitation, any fees paid in connection with any mobile telecommunications licences), which purchase price is due more than six months after the earlier of the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

(5)	all Capitalised Lease Obligations of such Person;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination; and

(B)	the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)	to the extent not otherwise included in this definition, net obligations under Currency Agreements and Interest Rate Agreements; and

(9)	the maximum redemption amount of any Redeemable Stock or the maximum redemption amount or principal amount of any security which any Redeemable Stock is convertible or exchangeable into in accordance with clause (3) of the definition of Redeemable Stock.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided:

(A)	that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortised portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)	that Indebtedness shall not include any liability for federal, state, local or other Taxes; and

(C)	that Indebtedness shall not include obligations of any Persons (x) arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit or guarantees to the extent collateralised by cash or Cash Equivalents.

“Interest Payment Date” means 30 April and 30 October of each year in which the Loan remains outstanding, being the last day of the corresponding Interest Period, commencing on 30 October 2008, and the last such date being the Repayment Date.

“Interest Period” means, except as otherwise provided herein, any of those periods mentioned in Clause 4 (Interest Periods).

“Interest Rate” means, except as otherwise provided herein, the interest rate specified in Clause 5.2 (Calculation of Interest).

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding (i) advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower or any Subsidiary, (ii) advances to suppliers (including advances to suppliers of equipment) and (iii) advance payments of federal, state, local or other Taxes and customs duties in the ordinary course of business that are, in conformity with GAAP, recorded as prepayments or other non current assets on the balance sheet of the Borrower or any Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Loan” means the US$1,000,000,000 term loan granted to the Borrower by the Lender pursuant to this Agreement.

“Material Adverse Effect” has the meaning set forth in Clause 11.1 (Due Organisation).

“Material Mobile Licence” means any one or more mobile telecommunications licences required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, which individually or in the aggregate account for at least 65% of the Borrower’s revenues on a consolidated basis during the 12 months ended at the latest reported calendar quarter.

“Officer” means, with respect to a Person, the Chairman of the Board of Directors, the General Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer or the General Counsel of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Borrower.

“permits” has the meaning set forth in Clause 11.11 (Permits and Licences).

“Permitted Liens” means:

(1)	Liens securing the Loan;

(2)	Liens granted by a Subsidiary of the Borrower in favour of the Borrower or another Subsidiary, with respect to the property or assets, or any income or profits therefrom, of such Subsidiary;

(3)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Liens arising in the ordinary course of business;

(4)	any Lien existing on the date of this Agreement;

(5)

any Lien on any property or assets of any Person or on any property or assets of the Subsidiaries of such Person existing at the time such Person is merged or consolidated with or into the Borrower or into which the Borrower is merged or any of its Subsidiaries or becomes a subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to any other property or assets of such Person or to any other property or assets of the Subsidiaries of such Person or the Borrower or any of its Subsidiaries;

(6)	any Lien existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition; provided that no such Lien shall extend to any other property or assets or any property or assets of the Borrower or any of its Subsidiaries;

(7)	any Lien on any property or assets securing Indebtedness of the Borrower or any of its Subsidiaries Incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such property or assets; provided that (i) no such Lien shall extend to any other property or assets of the Borrower or any of its Subsidiaries other than the assets affixed thereto, and proceeds thereof, (ii) the aggregate principal amount of all Indebtedness secured by Liens under this clause (7) on such property or assets does not exceed the purchase price of such property or assets and (iii) such Lien attaches to such property or assets concurrently with the repair or refurbishing thereof or within 180 days after the acquisition thereof;

(8)	easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(9)	Liens securing Hedging Obligations so long as any such Hedging Obligation is not speculative;

(10)	Any extension, renewal or replacement of any Lien described in clauses (1) through (9) above; provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Lien, (ii) the amount of Indebtedness secured by such Lien is not increased and (iii) if the property or assets securing the Indebtedness subject to such Lien are changed in connection with such refinancing, extension or replacement, the Fair Market Value of such property or assets is not increased;

(11)	pledge of Capital Stock of the Borrower in favour of a Subsidiary in connection with the direct or indirect issuance by the Borrower of securities convertible into or exchangeable for Capital Stock of the Borrower;

(12)	any additional Lien; provided that

(A)	immediately after giving effect to such additional Lien, all the secured Indebtedness in the aggregate secured by all such Liens under this Clause 12 does not exceed 10% of the Borrower’s total consolidated assets as of the end of the most recently completed fiscal quarter; or

(B)

to the extent such additional Lien secures Indebtedness incurred under an Acquisition Facility, immediately after giving effect to such additional Lien, all the secured Indebtedness in the aggregate secured by all such Liens under this Clause 12 does not exceed 20% of the Borrower’s total consolidated assets as of the end of the most recently completed fiscal quarter (determined on a pro forma basis taking into account the assets of the acquired or merged entity, to the extent so acquired or merged) and provided further that such additional Lien incurred under such Acquisition Facility shall cease to be permitted by this Clause 12(B) three months after the creation of such security (although, for the avoidance of doubt, such additional Lien may continue to be permitted under Clause 12(A), except that, if the merger or acquisition has completed, the Borrower’s total consolidated assets shall be determined as if the merger or acquisition shall have occurred as of the end of the most recently completed fiscal quarter), in each case as determined in accordance with GAAP;

(13)	pledges or deposits by such Person in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party or to secure public or statutory obligations of such Person or deposits or cash or Russian government bonds to secure bid, surety or appeal bonds to which such Person is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(14)	Liens imposed by law, and Liens in favour of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(15)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided reserves required pursuant to GAAP have been taken on the books of the Borrower or its Subsidiaries;

(16)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(17)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that (x) such deposit account is not a pledged cash collateral account and (y) such deposit account is not intended by the Borrower or the Subsidiary to provide collateral to the depository institution;

provided, further, except as set forth above, that no Lien on the property, income or assets of the Borrower shall be a “Permitted Lien” other than a Lien arising by operation of law.

“Person” means any individual, corporation, partnership, joint venture, trust unincorporated organisation or government or any Agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

“Proceedings” has the meaning set forth in Clause 26.2 (English Courts).

“Qualifying Jurisdiction” means any jurisdiction which has a double taxation treaty with Russia under which the payment of interest by Russian borrowers to lenders in the jurisdiction in which a lender is incorporated is generally able to be made without deduction or withholding of Russian income tax (upon completion of any necessary formalities required in relation thereto).

“Rating Agencies” means Moody’s Investors Service Limited (“Moody’s”) or any successor to its rating agency business and Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. (“S&P”) or any successor to its rating agency business.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the Loan;

(2)	redeemable at the option of the holder (other than in connection with a “Reorganisation” or a “Major Transaction” as such terms are defined in Article 15 and Article 78, respectively, of the Russian Federation Federal Law No. 208-FZ “On Joint Stock Companies”, dated 26 December 1995, as such law may be amended, supplemented or modified from time to time or any successor statute or statutes thereof) of such class or series of Capital Stock at any time prior to the Stated Maturity of the Loan; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Loan.

“Repayment Date” means the tenth anniversary of the date, referred to in Clause 3 (Availability of the Loan), on which the Loan is made hereunder, or if such day is not a Business Day, the next succeeding Business Day.

“Rules” has the meaning set forth in Clause 26.6 (Arbitration).

“Russia” shall mean the Russian Federation and any province or political subdivision or Agency thereof or therein, and “Russian” shall be construed accordingly.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Side Letter” means the letter, dated the date hereto, from the Borrower to the Lender.

“Significant Subsidiary” means:

(1)	at the date of execution of this Agreement and at the date of the making of the Loan (as set forth in Clause 3 (Availability of the Loan)), Closed Joint Stock Company Impuls KB, Closed Joint Stock Company RTI Service Svyaz, LLC Vimpelcom Invest and Golden Telecom, Inc.; or

(2)	from time to time, any Subsidiary of the Borrower that holds or has the right, title or interest to or in any telecommunications licence which licence is responsible for generating more than 10% of the consolidated revenues of the Borrower in accordance with GAAP; or

(3)	from time to time, any Subsidiary of the Borrower that, together with its Subsidiaries,

(A)	for the most recent fiscal year of the Borrower, accounted for more than 10% of the consolidated revenues of the Borrower in accordance with GAAP; or

(B)	as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Borrower in accordance with GAAP,

all as set forth on the most recently available consolidated financial statements of the Borrower in accordance with GAAP for such fiscal year.

“Stated Maturity” means:

(1)	with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final instalment of principal of such Indebtedness is due and payable; and

(2)	with respect to any scheduled instalment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such instalment is due and payable.

“Subordinated Indebtedness” means any Indebtedness of the Borrower (whether outstanding on the date hereof or thereafter Incurred) which is expressly subordinate in right of repayment to the Loan pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, (i) a corporation more than 50% of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any other Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) over a 50% ownership interest or (y) the power to elect or direct the election of a majority of the directors, members of the board of directors or other governing body of such Person.

“Taxes” has the meaning set out in Clause 8.1 (Additional Amounts).

“Tax Indemnity Amounts” has the meaning set out in Clause 8.3 (Tax Indemnity).

“Taxing Authority” has the meaning set out in Clause 8.1 (Additional Amounts).

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or Guaranteed by any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“unpaid sum” has the meaning set forth in Clause 16.1 (Default Interest Periods).

“Voting Stock” means with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, management board, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Other Definitions

the “Lender” shall be construed so as to include its and any subsequent successors, assignees and chargees in accordance with their respective interests;

“agreed funding source” shall mean any person to whom the Lender owes any Indebtedness (including securities), which Indebtedness was incurred solely and expressly to fund the Loan (including a designated representative of such person);

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted on the relevant Reuters page or, where the first currency is (i) Roubles and the second currency is (ii) U.S. dollars, or as the case may be euros (or vice versa), by the Central Bank of Russia, at or about noon (London time or, as the case may be, Moscow time) on such date for the purchase of the first currency with the second currency;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time.

1.2	Interpretation

Unless the context otherwise requires,

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP consistently applied;

(c)	“or” is not exclusive;

(d)	words in the singular include the plural, and in the plural include the singular;

(e)	provisions apply to successive events and transactions;

(f)	references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(g)	references to principal and interest shall be deemed to include any additional amounts in respect of premium which may be payable under this Agreement;

(h)	references to “US$” or “U.S. dollars” are to United States dollars and references to “Roubles” are to Russian roubles.

1.3	Statutes

Any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Clause and Schedule headings are for ease of reference only.

1.5	Amended Documents

Except where the contrary is indicated, any reference in this Agreement to this Agreement, the Arrangement Fee Letter or any other agreement or document shall be construed as a reference to this Agreement, the Arrangement Fee Letter or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.	THE LOAN

The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a single disbursement term loan facility in the amount of US$1,000,000,000 funded by the agreed funding source.

3.	AVAILABILITY OF THE LOAN

The Loan will be available by way of a single advance in cash which will be made by the Lender to the Borrower and the Borrower will draw down the Loan on 30 April 2008, or such later date as may otherwise be agreed by the parties to this Agreement, if:

(1)	the Lender has not, prior to 30 April 2008, or such later date as may otherwise be agreed by the parties to this Agreement, notified the Borrower that it has not received the condition precedent documents as listed in the agreements entered into in connection with the agreed funding source in form and substance satisfactory to the Lender;

(2)	the Lender has received funding of the Loan from the agreed funding source; and

(3)	no event has occurred or circumstance arisen which would, whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement, constitute an event described under Clause 15 (Events of Default) and the representations set out in Clause 11 (Representations and Warranties of the Borrower) are true and accurate in all material respects on and as of the proposed date for the making of such Loan.

4.	INTEREST PERIODS

The period for which the Loan is outstanding shall be divided into successive semi-annual periods, ending on and excluding 30 April and 30 October, each of which, other than the first (which shall commence on, and shall include, 30 April 2008 shall start on, and shall include, the last day of the preceding such period (each, an “Interest Period”). For the avoidance of doubt, the amount of interest payable in respect of the first Interest Period shall be US$45,625,000 and the amount of interest payable in respect of each Interest Period thereafter, including the last Interest Period, shall be US$45,625,000.

5.	PAYMENT AND CALCULATION OF INTEREST

5.1	Payment of Interest

Not later than noon (London time) one Business Day prior to each Interest Payment Date the Borrower shall pay all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to the last day of each Interest Period, on the outstanding principal amount of the Loan to the Account.

5.2	Calculation of Interest

The amount of interest payable for any Interest Period shall be calculated by applying the rate of 9.125% per annum (the “Interest Rate”) to the amount of the Loan, dividing the product by two, and rounding the resulting figure to the nearest cent, half a cent being rounded upwards. When interest is required to be calculated for any other period, it shall be calculated on the basis of a 360 day year consisting of 12 months of 30 days each, and in the case of an incomplete month, the actual number of days elapsed.

6.	REPAYMENT

Subject to Clause 15.2 (Rights of Lender upon occurrence of an Event of Default), not later than noon (London time) one Business Day prior to the Repayment Date, the Borrower shall repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest), all accrued and unpaid interest, any Additional Amounts, and any Tax Indemnity Amounts, calculated to (but excluding) the last day of the last Interest Period.

7.	PREPAYMENT

7.1	Prepayment for Tax Reasons

If, as a result of the application of or any amendment to or change (including a change in interpretation or application) in the double taxation treaty between Russia and Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or the laws or regulations of Russia or Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) or of any political sub-division thereof or any Agency therein, or as a result of the Lender ceasing to be resident in Ireland or a Qualifying Jurisdiction by reason of any Change of Law (including a change in the double taxation treaty or in such law or treaty’s application or interpretation), the Borrower would thereby be required to pay any Additional Amounts in respect of Taxes pursuant to Clause 8.1 (Additional Amounts), or pay any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), then the Borrower may (without premium or penalty), upon not less than 30 calendar days’ written notice to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) including an Officers’ Certificate of the Borrower, to the effect that the Borrower would be required to pay such Additional Amounts or Tax Indemnity Amounts, which notice shall be irrevocable, prepay the Loan in whole (but not in part) at any time together with all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts; provided, however, that no such notice shall be given earlier than 90 calendar days prior to the earliest date on which the Borrower would be obligated to pay such Additional Amounts or Tax Indemnity Amounts, as the case may be.

7.2	Prepayment for Reasons of Increased Costs

The Borrower may (without premium or penalty), if it is required to make any payment by way of indemnity under Clause 10.1 (Increased Costs), subject to giving to the Lender not less than 30 calendar days’ prior written notice to that effect, prepay the whole, but not part only, of the amount of the Loan, together with any amounts then payable under Clause 10.1 (Increased Costs) and accrued and unpaid interest, any Additional Amounts and Tax Indemnity Amounts, if any.

7.3	Notice of Prepayment

Without prejudice to any other requirement in this Agreement, any notice of prepayment given by the Borrower pursuant to Clause 7.1 (Prepayment for Tax Reasons) or Clause 7.2 (Prepayment for Reasons of Increased Costs) hereof, shall be irrevocable, shall specify the date upon which such prepayment is to be made and shall oblige the Borrower to make such prepayment one Business Day prior to such date.

7.4	Costs of Prepayment

The Borrower shall, on the date of prepayment, pay all accrued and unpaid interest, any Additional Amounts and any Tax Indemnity Amounts (each only with respect to the amount subject to such prepayment), as of such date of prepayment and all other amounts payable to the Lender hereunder in connection with such prepayment. The Borrower shall indemnify the Lender on demand against any costs and expenses reasonably incurred and properly documented by the Lender on account of any prepayment made in accordance with this Clause 7 (Prepayment).

7.5	No Other Repayments

The Borrower shall not repay the whole or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.6	Purchase of Instruments Issued to the Agreed Funding Source

At any time in the open market or otherwise, the Borrower and its Subsidiaries may purchase any instruments issued to the agreed funding source for cash consideration or pursuant to an exchange offer. If such instruments are purchased for cash consideration by, or on behalf of, the Borrower or any of its Subsidiaries and surrendered by, or on behalf of, the Borrower or any of its Subsidiaries to the Lender for cancellation (together with an authorisation addressed to the agent of the agreed funding source to cancel such instruments), the Lender shall credit the Borrower with the prepayment of an amount of the loan equal to the aggregate outstanding principal amount of such cancelled instruments. If such instruments are purchased, with the consent of the Borrower, by, or on behalf of, the Lender pursuant to an exchange offer (whereby the instruments are tendered by the agreed funding source in exchange for new instruments issued by the Lender for the purposes of funding a new loan to the Borrower to be advanced under a new loan agreement (the “New Loan Agreement”)) the Borrower’s obligations under Clause 6 (Repayment) upon settlement of the exchange offer, shall become immediately due and payable in an amount equal to the aggregate outstanding principal amount of such tendered, and accepted for tender and not withdrawn, instruments and notwithstanding any other provision in this Agreement, be immediately set-off against an equal amount to be advanced under the New Loan Agreement.

8.	TAXES

8.1	Additional Amounts

(a)	Subject to Clause 8.1(b), all payments made by the Borrower under or with respect to the Loan will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency therein or thereof having the power to tax (each, a “Taxing Authority”) within Russia or Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), unless the Borrower is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(b)	If at any time the Borrower is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of any Taxing Authority within Russia or Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) from any payment made under or with respect to the Loan, the Borrower shall, on the due date for such payment, pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received and retained by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received and retained if such Taxes had not been withheld or deducted and free from liability in respect of such withholding or deduction.

(c)	The Borrower will also:

(i)	make such withholding or deduction; and

(ii)	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)	At least 30 calendar days prior to each date on which any payment under or with respect to the Loan is due and payable, if the Borrower will be obligated to pay Additional Amounts with respect to such payment (upon written notice by the Lender or an agent of the agreed funding source), the Borrower will deliver to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) to pay such Additional Amounts to or for the account of the agreed funding source on the relevant payment date.

(e)	If the Lender pays any amount in respect of such Taxes, the Borrower shall reimburse the Lender in U.S. dollars for such payment on demand.

(f)	Whenever this Agreement mentions, in any context, the payment of amounts based upon the principal, interest or of any other amount payable under or with respect to any of the Loan, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any Taxing Authority in any jurisdiction in which any successor obligor to the Borrower is organised.

8.2	Payments

The Borrower shall assist the Lender in ensuring that all payments made under this Agreement are exempt from deduction or withholding of Tax.

8.3	Tax Indemnity

Without prejudice to, and without duplication of, the provisions of Clause 8.1 (Additional Amounts),

(a)	if at any time the Lender makes or is required to make any payment to a Person (other than to or for the account of the agreed funding source) on account of Tax in respect of the Loan or in respect of any instruments issued to, or documents entered into with, the agreed funding source imposed by any Taxing Authority of or in Russia, Ireland or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes, or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or Incurred in connection therewith; and

(b)	if at any time a Taxing Authority imposes an obligation on the Lender to withhold or deduct any amount on any payment made or to be made by the Lender to or for the account of the agreed funding source and the Lender is required by any instruments issued to, or documents entered into with, the agreed funding source, to pay additional amounts to such agreed funding source in connection therewith, the Borrower shall not later than one Business Day before the date of payment to the agreed funding source (provided it has received notice two Business Days prior to the date of payment to the agreed funding source) and otherwise promptly on demand, pay to the Lender such additional amounts as may be necessary so that the net amount received by the agreed funding source (including such additional amounts) in U.S. dollars after such withholding or deduction will not be less than the amount such agreed funding source would have received if such withholdings or deductions had not been made and free from liability in respect of such withholding or deduction.

Any payments required to be made by the Borrower under this Clause 8.3 are collectively referred to as “Tax Indemnity Amounts”. For the avoidance of doubt, the provisions of this Clause 8.3 shall not apply to any withholding or deductions of Taxes with respect to the Loan which are subject to payment of Additional Amounts under Clause 8.1.

8.4	Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 8.3 (Tax Indemnity), it shall notify the Borrower thereof; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

8.5	Tax Credits and Tax Refunds

(a)	If any Additional Amounts are paid under Clause 8.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 8.3 (Tax Indemnity) by the Borrower for the benefit of the Lender and the Lender, in its reasonable opinion, determines that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 8.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled. Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or prepayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing contained in this Clause 8.5 shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.

(b)	If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by Russia or Ireland (or any Qualified Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) (i) such Tax is deducted or withheld by the Borrower and pursuant to Clause 8.1 (Additional Amounts) an increased amount is paid by the Borrower to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, (A) the Borrower applies on behalf of the Lender to the relevant Russian Taxing Authorities for a tax refund and such tax refund is credited by the Russian Taxing Authorities to the Lender or (B) if such tax refund is otherwise credited by a relevant Taxing Authority to the Lender pursuant to a final decision of such Taxing Authority, the Lender shall as soon as reasonably possible notify the Borrower of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of the Borrower specified for that purpose by the Borrower.

8.6	Representations of the Lender

The Lender represents that (a) it is a private limited liability company which at the date hereof is a resident of Ireland, is subject to taxation in Ireland on the basis of its registration as a legal entity, location of its management body or another similar criterion and it is not subject to taxation in Ireland merely on income from sources in Ireland or connected with property located in Ireland; and (b) on the assumption that entering into this Agreement and the transactions contemplated herein does not cause the Lender to have a permanent establishment in Russia, on the date hereof, it does not have a permanent establishment in Russia

The Lender, at the cost of the Borrower, shall make reasonable and timely efforts to assist the Borrower to obtain relief from withholding of Russian income tax pursuant to the double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated, including its obligations under Clause 8.8 (Delivery of Forms). The Lender makes no representation as to the application or interpretation of any double taxation treaty between Russia and the jurisdiction in which the Lender is incorporated.

8.7	Exceptions

The Lender agrees promptly, upon becoming aware of such, to notify the Borrower if it ceases to be resident in Ireland or a Qualifying Jurisdiction or if any of the representations set forth in Clause 8.6 are no longer true and correct. If the Lender ceases to be resident in Ireland or a Qualifying Jurisdiction, then, except in circumstances where the Lender has ceased to be resident in Ireland or a Qualifying Jurisdiction by reason of any Change of Law (including a change in a double taxation treaty or in such law or treaty’s application or interpretation), in each case taking effect after the date of this Agreement, the Borrower shall not be liable to pay to the Lender under Clause 8.1 (Additional Amounts) or Clause 8.3 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if the Lender had not ceased to be resident in Ireland or a Qualifying Jurisdiction.

8.8	Delivery of Forms

The Lender shall within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable law including Russian laws, use its reasonable efforts to deliver to the Borrower a certificate issued by the competent Taxing Authority in Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in Ireland for the purposes of the Ireland/Russia double taxation agreement (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as may need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax after the date of this Agreement or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The Lender shall, within 30 calendar days of the request of the Borrower, to the extent it is able to do so under applicable law including Russian laws, from time to time deliver to the Borrower any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable the Borrower to apply to obtain relief from deduction or withholding of Russian Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of Russian Tax has not been obtained. The certificate and, if required, other forms referred to in this Clause 8.8 shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in Ireland (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and apostilled or otherwise legalised. If a relief from deduction or withholding of Russian Tax under this Clause 8.8 has not been obtained and further to an application of the Borrower to the relevant Russian Taxing Authorities the latter requests the Lender’s Rouble bank account details, the Lender shall at the request of the Borrower (x) use reasonable efforts to procure that such Rouble bank account of the Lender is duly opened and maintained, and (y) thereafter furnish the Borrower with the details of such Rouble bank account. The Borrower shall pay for all costs associated, if any, with opening and maintaining such Rouble bank account and obtaining any certificates or forms pursuant to this Clause 8.8.

8.9	Conduct of Business

The Lender shall conduct its business and affairs such that, at all times:

(a)	it shall maintain its registered office and head office in Ireland;

(b)	it shall hold all meetings of its board of directors in Ireland;

(c)	it shall not open any office or branch or place of business outside of Ireland; and

(d)	it shall not knowingly (except to the extent that entering into this Agreement, the documents entered into with the agreed funding source and any other document entered into, or instrument issued, in connection with this Agreement or the documents entered into with the agreed funding source, and the performance of its obligations thereunder cause it to be so resident) do anything which may result in the Lender creating an establishment in a jurisdiction other than Ireland.

The Lender will not take any action (save to the extent necessary for the Lender to comply with its obligations under this Agreement, the documents entered into with the agreed funding source and any other document entered into, or instrument issued, in connection with this Agreement or the documents entered into with the agreed funding source) which will cause its “centre of main interests” (as that term is defined in article 3(1) of Council Regulation (EC/1346/2000) (the Regulation)) to be located in any jurisdiction other than Ireland and will not establish any offices, branches or other permanent establishments (as defined in the Regulation) or register as a company in any jurisdiction other than Ireland.

9.	TAX RECEIPTS

9.1	Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, the Borrower shall promptly notify the Lender.

9.2	Evidence of Payment of Tax

The Borrower will make all reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Borrower will furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Borrower or, if such receipts are not obtainable, other evidence of such payments by the Borrower.

10.	CHANGES IN CIRCUMSTANCES

10.1	Increased Costs

If, by reason of any Change of Law, other than a Change of Law which relates only to the basis or rate of Tax on the net income of the Lender or the amounts required pursuant to the Arrangement Fee Letter:

(a)	the Lender Incurs an additional cost as a result of the Lender’s entering into or performing its obligations, including its obligation to make the Loan, under this Agreement (excluding Taxes payable by the Lender on its overall net income); or

(b)	the Lender becomes liable to make any additional payment on account of Tax or otherwise, not being a tax imposed on its net income or the amounts due pursuant to the Arrangement Fee Letter, on or calculated by reference to the amount of the Loan and/or to any sum received or receivable by it hereunder except where compensated under Clause 8.1 (Additional Amounts) or under Clause 8.3 (Tax Indemnity), then the Borrower shall, from time to time within 30 calendar days of written demand of the Lender, pay to the Lender amounts sufficient to hold harmless and indemnify it from and against, as the case may be, such properly documented (1) cost or (2) liability; provided that the Lender will not be entitled to indemnification where such increased cost or liability arises as a result of the gross negligence, fraud or wilful default of the Lender; and provided that the amount of such increased cost shall be deemed not to exceed an amount equal to the proportion of any cost or liability which is directly attributable to this Agreement.

10.2	Increased Costs Claims

If the Lender intends to make a claim pursuant to Clause 10.1 (Increased Costs), it shall notify the Borrower thereof and provide a written description in reasonable detail of the relevant Change of Law, including a description of the relevant affected jurisdiction or country and the date on which the change in circumstances took effect; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its or any other person’s affairs. The written description shall demonstrate the connection between the change in circumstance and the increased costs and shall be accompanied by relevant supporting documentation evidencing the matters described therein.

10.3	Illegality

If, at any time after the date of this Agreement, it is unlawful for the Lender to make, fund or allow to remain outstanding the Loan made or to be made by it hereunder or to maintain its agreed funding source of the Loan then the Lender shall, after becoming aware of the same, deliver to the Borrower a written notice, setting out in reasonable detail the nature and extent of the relevant circumstances, to that effect and:

(a)	if the Loan has not then been made, the Lender shall not thereafter be obliged to make the Loan; and

(b)	if the Loan is then outstanding and the Lender so requests, the Borrower shall (without premium or penalty), on the latest date permitted by the relevant law or such earlier day as the Borrower elects (as notified to the Lender upon not less than 30 calendar days’ written notice prior to the date of repayment), repay the Loan together with accrued and unpaid interest thereon and all other amounts owing to the Lender hereunder.

10.4	Mitigation

If circumstances arise which would result in:

(a)	any payment falling due to be made by or to the Lender or for its account pursuant to Clause 10.3 (Illegality);

(b)	any payment falling due to be made by the Borrower pursuant to Clause 8.1 (Additional Amounts); or

(c)	a claim for indemnification pursuant to Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs),

then, without in any way limiting, reducing or otherwise qualifying the rights of the Lender or the Borrower’s obligations under any of the above mentioned provisions, the Lender shall, upon becoming aware of the same, notify the Borrower thereof and, in consultation with the Borrower and to the extent it can lawfully do so and without prejudice to its own position, take reasonable steps to remove such circumstances or mitigate the effects of such circumstances including, without limitation, by the change of its lending office or transfer of its rights or obligations under this Agreement to another Person; provided that the Lender shall be under no obligation to take any such action if, in its opinion, to do so might have any adverse effect upon its business, operations or financial condition or might be in breach of any arrangements which it may have made with the agreed funding source.

11.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

11.1	Due Organisation

Each of the Borrower and its Significant Subsidiaries has been duly organised, is validly existing as a legal entity properly organised, registered and existing, in the case of the Borrower, under the laws of Russia, and in the case of each Significant Subsidiary, under the laws of its jurisdiction of organization or incorporation; each of the Borrower and its Significant Subsidiaries has the corporate power and authority to own, lease and operate its property and to conduct its business as it is currently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where any failure to do so would not have any material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole (“Material Adverse Effect”).

11.2	Authorisation

The Borrower has full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorised, executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

11.3	No Conflict

The execution, delivery and performance of this Agreement by the Borrower, the compliance by the Borrower with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the securities or Blue Sky laws of the various states of the United

States or any securities laws of any jurisdiction other than Russia, Ireland, the United Kingdom and the Federal law of the United States) except for such consents, approvals, authorisations or other orders as have been obtained and which are in full force and effect or as may only be obtained after the closing of the transactions contemplated hereby or thereby, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter of the Borrower or any of the Borrower’s Significant Subsidiaries that holds a Material Mobile Licence, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Borrower or any of the Significant Subsidiaries is a party or by which the Borrower, any of the Significant Subsidiaries or their respective property or assets is bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, any of the Significant Subsidiaries or their respective property, except in the case of clauses (c) and (d), any conflict, breach or violation which would not have a Material Adverse Effect.

11.4	Financial Statements

The consolidated financial statements of the Borrower and the related notes thereto, as contained in Schedule I and Schedule II to the Side Letter, were prepared in accordance with GAAP consistently applied throughout the periods involved, and present fairly, the consolidated financial position of the Borrower as at the dates at which they were prepared and the results of the operations and the cash flows of the Borrower in respect of the periods for which they were prepared. The other financial and statistical information and data set forth in Schedule I and Schedule II to the Side Letter is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Borrower and its Subsidiaries. Since the 31 December 2007 financial statements contained in Schedule I and Schedule II to the Side Letter and, except as disclosed in Schedule II to the Side Letter, (a) there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position, or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business; and (b) neither the Borrower nor any of its Subsidiaries has entered into any transaction or agreement material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, other than in the ordinary course of business.

11.5	No Other Indebtedness

The Borrower has no Indebtedness, other than Indebtedness (a) that in the aggregate would not have a Material Adverse Effect, (b) as set forth on the 31 December 2007 audited consolidated balance sheet of the Borrower or (c) as disclosed in Schedule II to the Side Letter.

11.6	Payment in U.S. Dollars

All payment obligations of the Borrower under this Agreement are required by the terms hereof to be paid in U.S. dollars, and the Borrower has received all required approvals, consents, licences and permissions to make and may make such payments in U.S. dollars.

11.7	No Material Proceedings

Except to the extent disclosed in Schedule II to the Side Letter, there are no legal or governmental proceedings pending or subject to appeal or, to the best knowledge of the Borrower, threatened before any court, tribunal, arbitration panel or Agency to which the Borrower or any of the Significant Subsidiaries is a party or to which any of the properties of the Borrower or any of the Significant Subsidiaries is subject which might, singly or in the aggregate, (a) prohibit the execution and delivery of this Agreement or the Borrower’s compliance with its obligations hereunder, (b) adversely affect the right and power of the Borrower to enter into this Agreement or (c) could have any Material Adverse Effect.

11.8	No Violations

Neither the Borrower nor any of the Significant Subsidiaries (i) is in violation of its respective charter documents, articles of association or by-laws or equivalent constitutive documents, (ii) is in default of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree or licence to which it or its properties or assets may be subject, except in the case of clauses (ii) and (iii) above, such defaults or violations which would not have a Material Adverse Effect.

11.9	Environmental and Labour Laws

Neither the Borrower nor any of the Significant Subsidiaries has violated any (a) applicable Russian or foreign, including in each instance federal, state or local, law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) any applicable Russian or foreign, including in each instance federal, state or local, law or regulation relating to discrimination in the hiring, promotion or pay of employees nor (c) any applicable Russian or foreign, including in each instance, federal, state or local, wages and hours laws or regulations, which in the case of (a), (b) or (c) above might reasonably be expected to have any Material Adverse Effect.

There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, licence or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have any Material Adverse Effect.

11.10	Good and Marketable Title

Except to the extent disclosed in Schedule II to the Side Letter, or such as are not material to the business, prospects, financial condition or results of operations of the Borrower and its Significant Subsidiaries, taken as a whole, each of the Borrower and its Significant Subsidiaries has good and marketable title, free and clear of all Liens, except Liens for Taxes not yet due and payable, to all property and assets described in Schedule I and Schedule II to the Side Letter as being owned by it. Except to the extent disclosed in Schedule I and Schedule II to the Side Letter, all leases to which the Borrower or any of its Significant Subsidiaries is a party and which are material to the operations of the Borrower and the Significant Subsidiaries, taken as a whole, are valid and binding and no default has occurred or is continuing thereunder, which might result in a Material Adverse Effect, and the Borrower and its Significant Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Borrower or such Significant Subsidiary.

11.11	Permits and Licences

Each of the Borrower and its Significant Subsidiaries has such permits, licences, permissions, allocations, compliance certificates and authorisations of governmental or regulatory authorities (“permits”), including, without limitation, licences issued by the Ministry of Information Technologies and Communications of the Russian Federation (or any successor), or the Ministry of Transport and Communications of the Republic of Kazakhstan (or any successor), and permissions issued by the Federal Communication Agency and/or the Federal Surveillance Service for Communications (Gossvyaznadzor) (or any successors), or the Committee for Informatization and Communications of the Republic of Kazakhstan (or any successor) as are necessary to own, lease and operate its respective properties and to conduct its business in the regions, which regions are set forth in Schedule I and Schedule II to the Side Letter except where the failure to have such permits would not have a Material Adverse Effect. Except to the extent disclosed in Schedule II to the Side Letter, each of the Borrower and its Significant Subsidiaries has fulfilled and performed all their material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit; and, except as disclosed in Schedule II to the Side Letter, such permits contain no restrictions or are subject to any orders or instructions that have or that the Borrower could reasonably expect to have a Material Adverse Effect.

11.12	Intellectual Property

Except to the extent disclosed in Schedule II to the Side Letter, the Borrower and the Significant Subsidiaries possess the material patents, patent rights, licences, inventions, copyrights, know-how, including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, trademarks, service marks and trade names employed by them in connection with the business as it is currently being conducted as described in Schedule I and Schedule II to the Side Letter, and neither the Borrower nor any of the Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to the foregoing which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, could have a Material Adverse Effect.

11.13	Labour Relations

No labour strike, dispute, disturbance, lockout, slowdown or stoppage of employees of the Borrower or any of the Significant Subsidiaries currently exists and, to the best knowledge of the Borrower, no such action is threatened or imminent.

11.14	Adequate Insurance

The Borrower and each of the Significant Subsidiaries are insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively; neither the Borrower nor any of the Significant Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Borrower nor any of the Significant Subsidiaries has any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect, except, in each case, as disclosed in Schedule II to the Side Letter.

11.15	Taxes

To the best knowledge of the Borrower, each of the Borrower and the Significant Subsidiaries has duly filed with the appropriate Taxing Authorities, or has received an extension for filing with respect to, all tax returns, reports and other information required to be filed by it, and each such tax return, report, or other information was, when filed, accurate and complete; and, except as disclosed in Schedule II to the Side Letter, each of the Borrower and the Significant Subsidiaries has duly paid, or has made adequate reserves for, all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, and to the best of the Borrower’s knowledge, no Tax deficiency is currently asserted against the Borrower or any of the Significant Subsidiaries.

11.16	No Withholding or Similar Tax

Under current laws and regulations of Russia and Ireland and any respective political subdivisions thereof, and based upon the representations of the Lender set forth in Clause 8.6 (Representations of the Lender) hereof, all payments of principal and/or interest, Additional Amounts, Tax Indemnity Amounts or any other amounts payable on or in respect of the Loan may be paid by the Borrower to the Lender in U.S. dollars and will not be subject to Taxes under laws and regulations of Russia, or any political subdivision or Taxing Authority thereof or therein, respectively, and will otherwise be free and clear of any other Tax, duty, withholding or deduction in Ireland, Russia, or any political subdivision or Taxing Authority thereof or therein (provided, however, that the Borrower makes no representation as to any income or similar Tax of Ireland (or any Qualifying Jurisdiction) which may be assessed thereon) and without the necessity of obtaining any governmental authorisation in Russia or any political subdivision or Taxing Authority thereof or therein.

11.17	Not an Investment Company

Neither the Borrower nor any of its Subsidiaries is and, after giving effect to the Loan and the application of the proceeds thereof will not be, required to register as an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended.

11.18	Rating

No Rating Agency (a) has imposed (or has informed the Borrower that it is considering imposing) any condition (financial or otherwise) on the Borrower’s retaining any rating assigned to the Borrower or any securities of the Borrower or (b) has indicated to the Borrower that it is considering (i) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (ii) any change in the outlook for any rating of the Borrower, as applicable, or any securities of the Borrower.

11.19	No Liquidation or Similar Proceedings

No proceedings have been commenced for the purposes of, and no judgement has been rendered for, the liquidation, bankruptcy or winding-up of the Borrower or any of its Significant Subsidiaries.

11.20	Certificates

Each certificate signed by any director or officer of the Borrower and delivered to the Lender or counsel for the Lender on the date of the making of the Loan shall be deemed to be a representation and warranty by the Borrower to the Lender as to the matters covered thereby.

11.21	Pari Passu Obligations

The obligations of the Borrower under this Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of the Borrower, except as otherwise provided by mandatory provisions of applicable law.

11.22	No Stamp Taxes

Under the laws of Russia in force at the date hereof, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to this Agreement.

11.23	No Events of Default

No event has occurred or circumstances arisen which would (whether or not with the giving of notice and/or the passage of time) constitute an event described in Clause 15 (Events of Default).

11.24	Repetition

Each of the representations and warranties in Clause 11 (Representations and Warranties of the Borrower) shall be deemed to be repeated by the Borrower on the date of the making of the Loan.

12.	REPRESENTATIONS AND WARRANTIES OF THE LENDER

In addition to the representations and warranties set forth in Clause 8.6 (Representations of the Lender), the Lender makes the following representations and warranties and acknowledges that the Borrower has entered into this Agreement in reliance on those representations and warranties.

12.1	Status

The Lender is duly incorporated under the laws of Ireland and is resident for Irish taxation purposes in Ireland and has full corporate power and authority to enter into this Agreement and any other agreements relating to the agreed funding source, and to undertake and perform the obligations expressed to be assumed by it herein and therein.

12.2	Authorisation

Each of this Agreement and any other agreements entered into in connection with the agreed funding source has been duly authorised, executed and delivered by the Lender, and is a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

12.3	Consents and Approvals

All authorisations, consents and approvals required by the Lender in Ireland for or in connection with the execution of this Agreement and any other agreements relating to the agreed funding source and the performance by the Lender of the obligations expressed to be undertaken in such agreements have been obtained and are in full force and effect.

12.4	No Conflicts

The execution of this Agreement and any other agreements relating to the agreed funding source and the undertaking and performance by the Lender of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of Ireland.

13.	FINANCIAL INFORMATION

13.1	Delivery

In addition to the Borrower’s obligations under Clause 14.1 (Financial Information), the Borrower shall supply or procure to be supplied to the Lender, in sufficient copies as may reasonably be required by the Lender, all such information as it may require in connection with (i)(x) the requirements of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 on prospectuses for securities and (y) the requirements of the Companies Acts 1963-2005 (as amended) or (ii) as the Irish Stock Exchange (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the instruments issued to the agreed funding source may, from time to time, be listed or admitted to trading) may require in connection with the listing or admittance to trading on such stock exchange or relevant authority of instruments issued to the agreed funding source.

14.	COVENANTS

14.1	Financial Information

(a)	Whether or not required by the rules and regulations of the Commission, so long as the Loan or any other sum owing hereunder remains outstanding, the Borrower undertakes that it shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements):

(i)	all annual financial information (including, without limitation, its audited financial statements for such fiscal year, prepared in accordance with GAAP consistently applied with the corresponding financial statements for the preceding period) that would be required to be contained in a filing with the Commission on Form 20-F if the Borrower were required to file such form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report thereon of the Borrower’s certified independent accountants;

(ii)	quarterly reports containing unaudited financial statements and financial information for the first three quarters of each fiscal year, which quarterly financial statements will be prepared in accordance with GAAP, consistently applied with the corresponding financial statements for the preceding period; and

(iii)	all reports that would be required to be filed with the Commission on Form 6-K whether or not the Borrower is subject to such filing requirement.

(b)	The Borrower shall furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) and shall file with the Commission such annual financial information within 180 days after the end of each fiscal year and such quarterly reports within 90 days after the end of each of the first three fiscal quarters of each year.

(c)	Delivery of such reports, information and documents to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) pursuant to this Clause 14.1(c) is for informational purposes only and the Lender’s receipt (and, following the execution of any other agreements entered into in connection with the agreed funding source, receipt by the party designated by such agreements) of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) is entitled to rely exclusively on Officers’ Certificates).

14.2	Compliance Certificate

(a)	The Borrower shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), on or before a date not more than 180 days after the end of each fiscal year of the Borrower, and within 14 days of a request from the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under, and complied with the covenants and conditions contained in, this Agreement, and further stating, as to the Officers signing such certificate, that to the best of each of their knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant, and complied with the covenants and conditions contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge).

(b)	One of the Officers signing such Officers’ Certificate shall be either the Borrower’s Chief Executive Officer, Chief Financial Officer or Controller.

(c)	The Borrower will, so long as the Loan or any other sum owing hereunder remains outstanding, deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), forthwith upon becoming aware of any Default or Event of Default an Officers’ Certificate specifying such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

14.3	Corporate Existence

(a)

The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Subsidiary of the Borrower in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory), licences (including Material Mobile Licences) and franchises of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, licence or franchise, or the corporate, partnership or other existence of any such Subsidiary, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the agreed funding source.

(b)	Notwithstanding Clause 14.3(a) above, the termination, revocation, suspension, withdrawal, other cessation of effectiveness (including, without limitation, the voluntary surrender) or transfer to any entity that is not the Borrower or any of its Subsidiaries of one or more mobile telecommunications licences held by the Borrower or any Subsidiary required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, as a result of which the Borrower or any of its Subsidiaries would cease to hold Material Mobile Licences for a period of more than 90 days without being replaced or reinstated, or the non-renewal of one or more mobile telecommunications licences held by the Borrower or any Subsidiary required for the provision of mobile telecommunications services, including mobile Internet and e-commerce services, as a result of which the Borrower or any of its Subsidiaries would cease to hold Material Mobile Licences on the expiration of the term thereof for a period of more than 90 days without being re-issued or replaced, shall constitute a breach of this covenant; provided, however, that any such voluntary surrender or transfer of licenses by the Borrower meeting the requirements of, and permitted under, Clause 21.4 (Substitution of the Borrower) shall not constitute a breach of this covenant.

(c)	The Borrower shall notify the Lender in writing of any Subsidiary that qualifies as a Significant Subsidiary and is not specified in clause (a) of the definition thereof.

14.4	Liens

The Borrower shall not, and shall not permit any Subsidiary to create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, which secure any Indebtedness, unless the Loan and any other sum owing hereunder are secured by a Lien equally and rateably with the Liens securing such other Indebtedness; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing the Loan, with the same relative priority as such Indebtedness shall have with respect to the Loan.

15.	EVENTS OF DEFAULT

15.1	Circumstances which constitute Events of Default

Each of the following constitutes an “Event of Default” with respect to the Loan:

(a)	default in the payment of principal of the Loan, in the currency and in the manner provided herein, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on the Loan, in the currency and in the manner provided herein, when the same becomes due and payable, and such default continues for a period of 15 calendar days;

(c)

default in the performance of, or breaches of, any covenant or agreement of the Borrower hereunder or under the Loan (other than a breach of a representation or warranty of the Borrower under Clause 11 (Representations and Warranties of the Borrower) (other than a default specified in Clause 15.1(a) and (b) above) and such default or breach continues for a period of 30 consecutive calendar days after written notice by the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, by the party designated by such agreements);

(d)	default on any Indebtedness of the Borrower or any of its Subsidiaries with an aggregate principal amount in excess of US$20 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) (i) resulting from the failure to pay principal or interest (in the case of interest default or a default in the payment of principal other than at its Stated Maturity, after the expiration of the originally applicable grace period) in an aggregate amount in excess of US$5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) when due or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its Stated Maturity;

(e)	any final judgment or order (not covered by insurance) for the payment of money in excess of US$20 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Borrower or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive calendar days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f)	any regulation, decree, consent, approval, licence or other authority necessary to enable the Borrower to enter into or perform its obligations under this Agreement or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which adversely affects any rights or claims of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements);

(g)	the validity of this Agreement is contested by the Borrower or the Borrower shall deny any of its obligations under this Agreement; or it is, or will become, unlawful for the Borrower to perform or comply with any of its obligations under or in respect of this Agreement or any of such obligations shall become unenforceable or cease to be legal, valid and binding;

(h)	a decree, judgment, or order by any Agency or a court of competent jurisdiction shall have been entered adjudging the Borrower or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Borrower or any of its Significant Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Borrower or any of its Significant Subsidiaries, or any substantial part of the assets or property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days; or

(i)	the Borrower or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganisation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay its debts as they become due, or takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

15.2	Rights of Lender upon occurrence of an Event of Default

(a)	If an Event of Default occurs under this Agreement and is continuing, the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may, by written notice (an “Acceleration Notice”) to the Borrower, if the Lender, (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) receives written instructions from the agreed funding source,

(i)	declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate, and

(ii)	declare the principal amount of, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan to be immediately due and payable and the same shall become immediately due and payable, pursuant to and in accordance with the terms of any agreements entered into in connection with the agreed funding source.

(b)	If an Event of Default specified in Clause 15.1(h) or (i) occurs with respect to the Borrower, the obligations of the Lender hereunder shall immediately terminate, and the principal amount of, and accrued and unpaid interest, Additional Amounts and Tax Indemnity Amounts, if any, on the Loan then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, of the party designated by such agreements), all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower.

15.3	Other Remedies

If an Event of Default occurs and is continuing, the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may pursue any available remedy to collect the payment of principal or interest on the Loan or to enforce the performance of any provision of the Loan or this Agreement. A delay or omission by the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, by the party designated by such agreements) in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

15.4	Notification of Default or Event of Default

The Borrower shall promptly on becoming aware thereof inform the Lender of the occurrence of any Default or Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Default or Event of Default has occurred.

16.	DEFAULT INTEREST AND INDEMNITY

16.1	Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefore in accordance with the provisions of Clause 19 (Payments) or if any sum due and payable by the Borrower under any judgement of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which, other than the first, shall start on the last day of the preceding such period and the duration of each of which shall, except as otherwise provided in this Clause 16 (Default Interest and Indemnity), be selected by the Lender, but shall in any event not be longer than one month.

16.2	Default Interest

During each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods) an unpaid sum shall bear interest at a rate per annum equal to the Interest Rate.

16.3	Payment of Default Interest

Any interest which shall have accrued under Clause 16.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other dates as the Lender may specify by written notice to the Borrower.

16.4	Borrower’s Indemnity

The Borrower undertakes to indemnify the Lender against any reasonably incurred and properly documented cost, claim, loss, expense (including legal fees) or liability, together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement or the substitution of the Borrower pursuant to Clause 21.4.

The Borrower also undertakes to indemnify the Lender against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) (each a “Loss”) arising out of, or in connection with any instruments issued to the agreed funding source, or based on any dispute or issue arising out of, or in connection with, any instruments issued to the agreed funding source unless, in circumstances where this indemnity is enforced by someone other than an assignee under Clause 21.3(a), such Loss was either caused by the Lender’s negligence or wilful misconduct or arises out of a breach of any representations, warranties or undertakings of the Lender contained herein (or, following the execution of any other agreements entered into in connection with the agreed funding source, in such other agreements).

For the avoidance of doubt, it is understood that the Lender may not recover twice from the Borrower in respect of the same Loss.

16.5	Unpaid Sums as Advances

Any unpaid sum shall, for the purposes of this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs), be treated as an advance and accordingly in this Clause 16 (Default Interest and Indemnity) and Clause 10.1 (Increased Costs) the term “Loan” includes any unpaid sum and the term “Interest Period,” in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 16.1 (Default Interest Periods).

17.	AMENDMENTS TO AGREED FUNDING SOURCE AGREEMENTS

Any amendment to, or waivers of any provision of, any agreements entered into in connection with the agreed funding source shall be prohibited without the express written consent of the Borrower, which consent shall not be unreasonably withheld (other than amendments or waivers that are made pursuant to any legal, regulatory or accounting requirement, with respect to which the Lender shall consult with the Borrower to the extent reasonably practicable).

18.	CURRENCY OF ACCOUNT AND PAYMENT

18.1	Currency of Account

The U.S. dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

18.2	Currency Indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless the Lender from and against any loss suffered or reasonably Incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

19.	PAYMENTS

19.1	Payments to the Lender

On each date on which this Agreement requires an amount denominated in U.S. dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in U.S. dollars and in same day funds on such date, or in such other funds as may for the time being be customary in London for the settlement in London of international banking transactions in U.S. dollars, to the Account. The Borrower shall procure that the bank effecting payment on its behalf confirms to the Lender or to such person as the Lender may direct by tested telex or authenticated SWIFT message three Business Days prior to the date that such payment is required to be made by this Agreement the payment instructions relating to such payment.

19.2	Alternative Payment Arrangements

If, at any time, it shall become impracticable, by reason of any action of any governmental authority or any Change of Law, exchange control regulations or any similar event, for the Borrower to make any payments hereunder in the manner specified in Clause 19.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made; provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

19.3	No Set-off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20.	COSTS AND EXPENSES

20.1	Transaction Expenses and Fees

In consideration of the Lender making the Loan to the Borrower, the Borrower agrees to pay the Lender a certain amount in respect of its costs, fees and expenses, pursuant to the Arrangement Fee Letter.

20.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Lender and following receipt from the Lender of a description in writing in reasonable detail of the relevant costs and expenses, together with the relevant supporting documents evidencing the matters described therein, reimburse the Lender for all costs and expenses, including legal fees, together with any VAT thereon properly Incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement except where the relevant claim is successfully defended by the Borrower.

20.3	Stamp Taxes

The Borrower shall pay all stamp, registration and other similar Taxes to which this Agreement or any judgement given against the Borrower in connection herewith is or at any time may be subject and shall, from time to time on demand of the Lender, indemnify the Lender against any properly documented liabilities, costs, expenses and claims resulting from any failure to pay or any delay in paying any such Tax.

20.4	Lender’s Costs

The Borrower shall, from time to time on demand of the Lender, and without prejudice to the provisions of Clause 20.2 (Preservation and Enforcement of Rights), compensate the Lender at such daily and/or hourly rates as the Lender shall from time to time reasonably determine for the time and expenditure, all costs and expenses (including telephone, fax, copying, travel and personnel costs) reasonably Incurred and properly documented by the Lender in connection with its taking such action as it may deem appropriate or in complying with any request by the Borrower in connection with:

(a)	the granting or proposed granting of any waiver or consent requested hereunder by the Borrower;

(b)	any actual breach by the Borrower of its obligations hereunder; or

(c)	any amendment or proposed amendment hereto requested by the Borrower.

20.5	Lender’s Ongoing Costs

The Borrower shall pay, on demand, to the Lender each year all properly documented ongoing commissions and costs related to the Loan and any instruments issued to the agreed funding source, including any cost required to maintain the Lender as an incorporated company in Ireland (including, but not limited to, any taxes, counsels’ fees, auditors fees, fees of the Lender’s corporate services provider, stock exchange fees and any anticipated winding-up expenses payable by the Lender).

21.	ASSIGNMENTS, TRANSFERS AND SUBSTITUTION

21.1	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its or any subsequent successors and assigns.

21.2	No Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder save in accordance with Clause 21.4.

21.3	Assignments by the Lender

The Lender shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder save in accordance with this Clause 21.3.

(a)

Prior to an Event of Default, the Lender may (i) on or at any time after the date hereof assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder (save for (x) its rights to principal, interest and other amounts paid and payable under this Agreement and (y) its right to receive amounts paid and payable under any claim, award or judgment relating to this Agreement in favour of the agreed funding source (other than any rights arising under the indemnity in relation to instruments issued to the agreed funding source described in the second paragraph of Clause 16.4 (Borrower’s Indemnity) (the ‘‘afs indemnity”)) to or on behalf of the agreed funding source or, in the case of an assignment of the afs indemnity, to any relevant party who suffers or incurs, as the case may be, any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) arising out of, or in connection with, or based on any dispute or issue arising in connection with any documents or agreements entered into on or around the date hereof to which the relevant party is party with either the Lender or the Borrower; and (ii) subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) and except as may be otherwise specifically provided under the agreements entered into in connection with the agreed funding source, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to any company which, as a result of any amalgamation, merger or reconstruction or which, as a result of any agreement with the Lender, or any previous substitute, owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Lender prior to such amalgamation, merger, reconstruction or agreement coming into force and where, in the case of any company which will own the whole or substantially the whole of the undertaking, property or assets of the Lender, the substitution of that company as principal debtor in relation to the agreed funding source would not be materially prejudicial to the interests of the agreed funding source or the Borrower. Any reference in this agreement to any such assignee or transferee pursuant to sub-Clause (ii) of this Clause 21.3(a) shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee.

(b)	On or following an Event of Default, the Lender may, by notice to the Borrower, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to the agreed funding source, or any assignee or transferee appointed in connection with the agreed funding source. Any reference in this agreement to any such assignee or transferee shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee appointed in connection with the agreed funding source.

21.4	Substitution of the Borrower

Notwithstanding the provisions of Clause 14.3, Clause 14.3(a) shall not apply to any merger or consolidation by the Borrower with or into another Person (the “Substitute”) provided that:

(a)	the substitution results directly from the merger or consolidation by the Borrower with the Substitute as a result of which all or substantially all of the assets and undertaking of the Borrower are transferred to the Substitute;

(b)	immediately before and after giving effect to the substitution, no Default or Event of Default shall have occurred and be continuing;

(c)	such agreements are executed or such other forms of undertaking are given by the Substitute to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), in form and manner satisfactory to the Lender and such designated party, as the case may be, agreeing to be bound by the terms of this Agreement and any other document to which the Borrower is party in connection with this Agreement (and, following the execution of any other agreements entered into in connection with the agreed funding source, such other agreements) with any consequential or other amendments which may be appropriate as fully as if the Substitute had been named in this Agreement as the principal debtor in place of the Borrower;

(d)	arrangements are made to the satisfaction of the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) for the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the agreed funding source and the party designated by such agreements) to have or be able to have the same or equivalent rights against the Substitute as it has against the Borrower;

(e)	the Substitute shall have acquired the rights and assumed the obligations of the Borrower under or in connection with this Agreement and the Arrangement Fee Letter (and, following the execution of any other agreements entered into in connection with the agreed funding source, such other agreements) and such amendments to this Agreement (and, following the execution of any other agreements entered into in connection with the agreed funding source, to such other agreements) and such other documents in connection therewith, as the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) may reasonably require shall have been made;

(f)	the Borrower and the Substitute comply with such other reasonable requirements as the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) may direct in its interests;

(g)	the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, the party designated by such agreements) is satisfied that the Substitute has obtained all governmental and regulatory and internal corporate approvals and consents necessary for its assumption of the obligations and liabilities under the Loan Agreement (and, following the execution of any other agreements entered into in connection with the agreed funding source, such other agreements) and any other documents in connection therewith in place of the Borrower and such approvals and consents are at the time of substitution in full force and effect; and

(h)	the Borrower shall have delivered to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements) an opinion of an independent lawyer or of Ernst & Young, KPMG, Deloitte or PricewaterhouseCoopers (or, in each case, any successor in business) to the effect that neither the Lender nor the agreed funding source will recognise income, gain or loss for tax purposes as a result of the substitution and the Lender and the agreed funding source will be subject to taxes on the same amount and in the same manner and at the same times as would have been the case if such substitution had not occurred.

22.	CALCULATIONS AND EVIDENCE OF DEBT

22.1	Basis of Accrual

Default interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months.

22.2	Evidence of Debt

The Lender shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, in the absence of manifest error and subject to the provision by the Lender to the Borrower of written information describing in reasonable detail the calculation or computation of such amounts together with the relevant supporting documents evidencing the matters described therein, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

22.3	Change of Circumstance Certificates

A certificate signed by two authorised signatories of the Lender describing in reasonable detail (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Additional Amounts) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.3 (Tax Indemnity) or Clause 10.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

23.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

23.1	Remedies and Waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.2	Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

24.	NOTICES; LANGUAGE

24.1	Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax, telex, or letter.

24.2	Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall, unless that other person has by 15 calendar days’ written notice to the same specified another address, be made or delivered to that other person at the address identified with its signature below and shall be effective upon receipt by the sender of the addressee’s answerback at the end of transmission (in the case of a telex) or when left at that address (in the case of a letter) or when received by the addressee (in the case of a fax). Provided that any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party’s signature below, or such other department or officer as such other party shall from time to time specify for this purpose.

24.3	Language

This Agreement shall be signed in English. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified by an officer of the person making or delivering the same as being a true and accurate translation thereof.

25.	LIMITED RECOURSE AND NON-PETITION

25.1	Non-Petition

Neither the Borrower nor any other person acting on their behalf shall be entitled at any time to institute against the Lender, or join in any institution against the Lender of, any bankruptcy, administration, moratorium, reorganisation, controlled management, arrangement, insolvency, examinership, winding-up or liquidation proceedings or similar insolvency proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Lender under this Agreement, save for lodging a claim in the liquidation of the Lender which is initiated by another person or taking proceedings to obtain a declaration or judgment as to the obligations of the Lender.

25.2	Limited Recourse

The Borrower hereby agrees that it shall have recourse in respect of any claim against the Lender only to sums in respect of principal, interest or other amounts (if any), as the case may be, received and retained by or for the account of the Lender pursuant to this Agreement (the “Lender Assets”), subject always to any security interests granted in favour of the agreed funding source. Following the enforcement of any security interests granted in favor of the agreed funding source, neither the Borrower nor any person acting on its behalf shall be entitled to take any further steps against the Lender to recover any further sums and no debt shall be owed by the Lender to such person in respect of any such further sum.

No party to this Agreement shall have any recourse against any director, shareholder, or officer of the Lender in respect of any obligations, covenants or agreement entered into or made by the Lender in respect of this Agreement, except to the extent that any such person acts in bad faith or is negligent in the context of its obligations.

26.	LAW AND JURISDICTION

26.1	English Law

This Agreement is governed by, and shall be construed in accordance with, English law.

26.2	English Courts

Save as set out in Clause 26.6 (Arbitration) below:

(a)	each of the Lender and the Borrower agrees that the courts of England shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any Disputes, which arise out of or in connection with this Agreement (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts; and

(b)	each of the Lender and the Borrower irrevocably waives any objection which it might now or hereafter have to the jurisdiction of the courts of England to hear and determine any Proceedings and to settle any Disputes, and agrees not to claim that any such court is not the most convenient or appropriate forum.

26.3	Service of Process

(a)	The Lender and the Borrower agree that the process by which any Proceedings in England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited.

(b)	If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on the Issuer’s or Borrower’s behalf, as the case may be, the Issuer or the Borrower, as the case may be, shall immediately appoint a further Person in England to accept service of process on its behalf and provide notice thereof to the Lender. If within 15 days of notice from the Lender requiring the Issuer or the Borrower, as the case may be, to appoint a Person to accept service of process in England on its behalf, the Issuer or the Borrower, as the case may be, fails to do so, the Lender shall be entitled to appoint such a Person by written notice to the Issuer or the Borrower, as the case may be.

(c)	Nothing in this Clause 26.3 shall affect the right of either party hereto to serve process in any other manner permitted by law.

26.4	Non-exclusivity

The submission to the non-exclusive jurisdiction of the English courts in accordance with Clause 26.2(a) hereof shall not, and shall not be construed so as to, limit the right of any party hereto to take Proceedings in any other court of competent jurisdiction.

26.5	Consent to Enforcement, etc.

Each of the Lender and the Borrower consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgement which is made or given in such Proceedings.

26.6	Arbitration

The Borrower hereby agrees that any dispute or difference of whatever nature howsoever arising from or in connection with this Agreement, or any supplement, modifications or additions thereto, (each a “Dispute”), shall be finally and exclusively settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force (the “Rules”), by a panel of three arbitrators appointed in accordance with the Rules, provided, however, that the Lender may elect, prior to the constitution of the arbitral tribunal, to submit any Dispute to an English court in accordance with Clause 26.2 (English Courts) above, instead of submitting it to arbitration as provided in this Clause 26.6. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Articles 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.

26.7	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

26.8	Counterparts

This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNATURE PAGE

Borrower

OPEN JOINT STOCK COMPANY – “VIMPEL-COMMUNICATIONS”

By:	/s/ Elena Shmatova
Name:	Elena Shmatova
Title:	Chief Financial Officer

By:	/s/ Olga Pozdneeva
Name:	Olga Pozdneeva
Title:	Chief Accountant

10 Ulitsa 8-Marta, Building 14
127083 Moscow
Russian Federation

Lender

VIP Finance Ireland Limited

By:	/s/ Eimir McGrath
Name:	Eimir McGrath
Title:	Duly authorised signatory

5 Harbourmaster Place
IFSC
Dublin 1
Ireland

B Loan Agreement